Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 22, 2020, Proteostasis Therapeutics, Inc. (“Proteostasis”) completed its previously announced merger transaction with Yumanity, Inc. (formerly Yumanity Therapeutics, Inc.) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of August 22, 2020, as amended on November 6, 2020 (the “Merger Agreement”), by and among Pangolin Merger Sub, Inc., a wholly-owned subsidiary of Proteostasis (“Merger Sub”), Yumanity Holdings, LLC (“Holdings”) and Yumanity, Inc., pursuant to which Merger Sub merged with and into Yumanity, Inc., with Yumanity, Inc. surviving as a wholly owned subsidiary of Proteostasis (the “Merger”). Immediately prior to the effective time of the Merger, Holdings merged with and into Yumanity, Inc. and Yumanity, Inc. continued to exist as the surviving corporation. On December 22, 2020, in connection with, and prior to the completion of, the Merger, Proteostasis effected a 1-for-20 reverse stock split of its common stock (the “Reverse Stock Split”). Immediately following the Merger, Proteostasis changed its name to “Yumanity Therapeutics, Inc.”

Unless the context otherwise requires, references to the “Company,” “Yumanity,” the “combined organization,” “we,” “our” or “us” in unaudited pro forma condensed combined financial information refer to Holdings and its subsidiary prior to completion of the Merger and to Yumanity Therapeutics, Inc. and its subsidiary after completion of the Merger. In addition, references to “Proteostasis” or “PTI” refer to the registrant prior to the completion of the Merger.

Following the Merger, on December 22, 2020, pursuant to the Subscription Agreement (the “Subscription Agreement”), dated as of December 14, 2020, by and among the Company and the purchasers named therein (“Purchasers”), the Company completed the previously announced sale of 1,460,861 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) for approximately $33.6 million gross proceeds to the Purchasers in a private placement (the “Private Placement”). Following the Merger and the Private Placement, the Company had 10,094,783 shares of Company Common Stock issued and outstanding. The following unaudited pro forma combined financial information also gives effect to the Private Placement.

Yumanity was determined to be the accounting acquirer for the merger (refer to Note 1 for a description of the transaction) and the transaction has been accounted for as an asset acquisition under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”).

Yumanity was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the merger, including: (1) stockholders of Yumanity own approximately 70.3% of the voting interests of the combined organization immediately following the closing of the merger (on a fully diluted basis); (2) the majority of the board of directors of the combined organization will be composed of directors designated by Yumanity under the terms of the merger; and (3) existing members of Yumanity’s executive management team will retain those executive roles for the combined organization.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 assumes that the Yumanity corporate reorganization from an LLC to a corporation, the Merger and the Private Placement were consummated as of January 1, 2020 and combines the historical results of Proteostasis and Yumanity for the respective periods presented. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X in place at the time the Company was required to file a Form 8-K announcing the completion of the Merger transaction. The combined historical financial statements of Proteostasis and Yumanity have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined organization’s results.

The unaudited pro forma condensed combined balance sheet at December 31, 2020 was not presented as the historical consolidated balance sheet of the Company already reflect the effects of the merger. The Company has presented a December 31, 2020 audited consolidated balance sheet in its Form 10-K for the period ended December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical results of operations of the Company for the year ended December 31, 2020 and the historical results of Protesostasis for the period from January 1, 2020 through December 22, 2020 (“pre-merger period”) and gives effect to the Merger as if it had occurred on January 1, 2020.

Proteostasis’ assets were measured and recognized at their relative fair value as of the transaction date with any value associated with in process research and development (“IPR&D”) being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of Yumanity after the consummation of the merger.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative results of operations in future periods or the results that actually would have been realized had Proteostasis and Yumanity been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Proteostasis and the Company. The audited consolidated financial statements of Proteostasis are included in Proteostasis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2020, and Proteostasis’ unaudited consolidated financial statements as of and for the nine months ended September 30, 2020 in the Form 10-Q filed with the SEC on November 16, 2020. The Company’s historical audited consolidated financial statements for the years ended December 31, 2020 and 2019 are included in the Company’s Annual Report on Form 10-K filed on March 31, 2021.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except share/unit and per share/unit amounts)

	Yumanity Therapeutics, Inc.	Proteostasis Therapeutics, Inc. (1)	Pro Forma Merger Adjustments	Note 5	Pro Forma Combined	Pro Forma Private Placement Adjustments	Note 6	Pro Forma Combined (including Private Placement)
Collaboration revenue	$6,896	$—			$6,896	$—		$6,896
Operating Expenses:
Research and development	22,310	12,105	—		34,415	—		34,415
General and administrative	11,881	27,606	(14,985)	A,B,C	24,502	—		24,502
In-process research and development assets acquired	28,336	—	(28,336)	D	—	—		—

Total operating expenses	62,527	39,711	(43,321)		58,917	—		58,917

Loss from operations	(55,631)	(39,711)	43,321		(52,021)	—		(52,021)
Interest expense	(1,900)	(15)	—		(1,915)	—		(1,915)
Change in fair value preferred unit warrant liability	72	—	—		72	—		72
Interest income and other income (expense), net	(28)	308	—		280	—		280

Total other expenses, net	(1,856)	293	—		(1,563)	—		(1,563)

Net loss	$(57,487)	$(39,418)	$43,321		$(53,584)	$—		$(53,584)

Gain on extinguishment of Class B preferred units	6,697	—	—		6,697	—		6,697

Net loss applicable to common shareholders	$(50,790)	$(39,418)	$43,321		$(46,887)	$—		$(46,887)

Net loss per share/unit, basic and diluted	$(21.57)	$(15.12)			$(5.77)			$(4.89)

Weighted-average common shares/units outstanding, basic and diluted	2,354,143	2,607,868		E	8,130,601	1,460,861	A	9,591,462

(1)	The statement of operations for Proteostasis covers the period from January 1, 2020 to December 22, 2020, the date of the merger.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

All amounts below are in thousands, unless specifically noted otherwise, except share and per share amounts.

1. Description of Transaction

On December 22, 2020, the Company completed the Merger pursuant to the Merger Agreement. In connection with the Merger, and immediately prior to the Effective Time, Proteostasis effected a reverse stock split of the Company Common Stock at a ratio of 1:20 (the “Reverse Stock Split”). Also, in connection with the Merger, the Company changed its name from “Proteostasis Therapeutics, Inc.” to “Yumanity Therapeutics, Inc.” (the “Name Change”) and the business conducted by the Company became primarily the business conducted by Yumanity, which is a clinical stage biopharmaceutical company focused on the discovery and development of innovative, disease-modifying therapies for neurodegenerative diseases.

At the Effective Time, each outstanding share of Yumanity common stock was converted into the right to receive 0.2108 (the “Exchange Ratio”) shares of Proteostasis Common Stock, as set forth in the Merger Agreement. The Exchange Ratio was determined based on the total number of outstanding shares of Proteostasis Common Stock and Yumanity common stock, each on a fully diluted basis, and the respective valuations of Yumanity and the Proteostasis at the time of execution of the Merger Agreement. In connection with the Merger Proteostasis also assumed certain outstanding Yumanity warrants and Yumanity stock options under Yumanity’s Amended and Restated 2018 Stock Option and Grant Plan (the “2018 Yumanity Plan”), with such stock options and warrants henceforth representing the right to purchase a number of shares of Proteostasis Common Stock equal to the Exchange Ratio multiplied by the number of shares/units of Yumanity’s common stock previously represented by such stock options and warrants, as applicable, with a proportionate adjustment in exercise price. In connection with the Merger, the Proteostasis also assumed the 2018 Yumanity Plan.

Immediately following the Effective Time, there were approximately 9,778,708 shares of combined company Common Stock outstanding (post Reverse Stock Split) on a fully diluted basis (including outstanding options, warrants and similar contracts). Immediately following the Effective Time, the former stockholders of Yumanity held approximately 70.3% of the outstanding shares of the combined company’s Common Stock on a fully diluted basis and the former stockholders of the Proteostasis held approximately 29.7% of the outstanding shares of the combined company’s Common Stock on a fully diluted basis (in each case excluding equity incentives available for grant).

Following the Merger, on December 22, 2020, pursuant to the Subscription Agreement (the “Subscription Agreement”), dated as of December 14, 2020, by and among the Company and the purchasers named therein (“Purchasers”), the Company completed the previously announced sale of 1,460,861 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) for approximately $33.6 million gross proceeds to the Purchasers in a private placement (the “Private Placement”). Immediately following the closing of the Private Placement, there were approximately 11,236,523 million shares of Company Common Stock outstanding on a fully diluted basis (including outstanding options, warrants and similar contracts), of which (i) the former stockholders of Yumanity owned approximately 61% of the Company Common Stock, (ii) the former stockholders of the Company owned approximately 26% of the Company Common Stock and (iii) the Purchasers owned approximately 13% of the Company Common Stock.

In connection with the Merger, the Company entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Shareholder Representative Services LLC as representative of the Proteostasis stockholders or deemed Proteostasis stockholders that are to receive CVRs. The CVR Agreement entitles each holder of Proteostasis Common Stock as of immediately prior to the effective time of the Merger (the “Effective Time”) to receive certain net proceeds, if any, derived from the grant, sale or transfer of rights of the CF Assets (as defined in the CVR Agreement) completed prior to the Effective Time or during the 9-month period after the Effective Time (with any potential payment obligations continuing until the 10-year anniversary of the closing of the Merger Agreement). The contingent value rights are not transferable, except in certain limited circumstances as provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be registered with the Securities and Exchange Commission (“SEC”) or listed for trading on any exchange. The CVR agreement became effective at Closing and will continue in effect until the payment of all amounts payable thereunder or, if no CF Asset sale is completed, at the nine-month anniversary of the Effective Time. There can be no assurances that there will be a qualifying grant, sale or transfer of the CF Assets or that any proceeds will result therefrom.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 in place at the time the Company was required to file a Form 8-K announcing the completion of the Merger transaction and by using the acquisition method of accounting in accordance with the asset acquisition accounting guidance set forth in ASC 805. The unaudited pro forma condensed combined statements of operations and comprehensive loss for year ended December 31, 2020 gives effect to the Yumanity Reorganization, Merger, the Reverse Stock Split and the Private Placement as if it had been consummated on January 1, 2020.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, Yumanity is considered to be acquiring Proteostasis and the merger was accounted for as an asset acquisition. Yumanity is considered the accounting acquirer even though Proteostasis will be the issuer of the common stock in the merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test is not met as there is no single asset or group of similar assets for Proteostasis will represent a significant majority in this acquisition. However, in connection with the acquisition, Proteostasis does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in cash, working capital, leases and IPR&D. As such, the acquisition was treated as an asset acquisition.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) expected to have a continuing impact on the operating results of the combined organization.

3. Accounting for the Merger

Pursuant to the merger agreement, at the closing of the merger, Proteostasis issued to Yumanity shareholders and On December 22, 2020, the Company completed its merger with Proteostasis. Based on the Exchange Ratio, immediately following the Merger, former Proteostasis stockholders, Proteostasis option holders and other persons holding securities or other rights directly or indirectly convertible, exercisable or exchangeable for Proteostasis Common Stock owned approximately 29.7% of the outstanding capital stock of the combined organization, and the former Yumanity stockholders, Yumanity option holders and other persons holding securities or other rights directly or indirectly convertible, exercisable or exchangeable for Yumanity Common Stock owned approximately 70.3% of the outstanding capital stock of the combined organization. At the closing of the Merger, all shares/units of Yumanity Common Stock were exchanged for an aggregate of 6,024,433 shares of Proteostasis Common Stock, after giving effect to the Reverse Stock Split.

The total purchase price, including certain transactions costs, paid in the Merger has been allocated to the tangible and intangible assets acquired and liabilities assumed of Proteostasis based on their relative fair values as of the completion of the Merger. Transaction costs primarily included bank fees and professional fees associated with legal counsel, auditors and printers. The following summarizes the purchase price paid in the Merger (in thousands, except share and per share amounts):

Number of shares owned by Proteostasis stockholders (1)	2,708,537
Multiplied by fair value per share of Proteostasis common stock (2)	$22.20
Fair value of shares of combined organization owned by Proteostasis Stockholders	$60,130
Fair value of Proteostasis stock options assumed in Merger (3)	471
Transaction costs	2,689

Total purchase price	$63,290

(1)

The number of shares represents 2,609,489 shares of Proteostasis common stock outstanding as of December 22, 2020, plus 25,719 shares issued for the settlement of severance obligations and 21,739 shares issued as compensation for investment banking fees related to the Merger. Additionally, 51,590 shares of restricted stock units were issued as compensation for two consultants hired by Proteostasis. The number of shares reflects the impact of the Reverse Stock Split.

(2)	Based on the last reported sale price of Proteostasis common stock on the Nasdaq Global Market on December 22, 2020, the closing date of the Merger, and after giving effect to the Reverse Stock Split.
(3)	Represents the fair value of the Proteostasis options to purchase 194,550 shares of common stock outstanding at the time of the Merger.

The purchase price for the Merger was allocated to the net assets acquired on the basis of relative fair values. The following summarizes the allocation of the purchase price to the net tangible and intangible assets acquired (in thousands):

Cash and cash equivalents	$35,111
Prepaid expenses and other current assets	703
Assets held-for-sale	250
Property and equipment, net	290
In-process research and development	28,336
Operating lease right-of-use assets	15,166
Restricted cash	828
Current liabilities	(7,171)
Operating lease liabilities	(10,223)

Total purchase price	$63,290

The acquired in-process research and development asset relates to two lead product candidates for the treatment of cystic fibrosis. Due to the stage of development of these assets at the date of acquisition, significant risk remained and it was not yet probable that there was future economic benefit from these assets. Absent successful clinical results and regulatory approval for the assets, there was no alternative future use associated with the assets. Accordingly, the value of the assets were expensed in the consolidated statements of operations for the year ended December 31, 2020.

4. Shares of Proteostasis Common Stock Issued to Yumanity Stockholder upon Closing of the Merger

Immediately prior to the Effective Time, Yumanity completed corporate reorganization from an LLC to a corporation which resulted in all preferred units, Defaulting Class B preferred units and common units in the LLC being converted to common shares in the corporation. As part of the Merger, all outstanding common shares of Yumanity were exchanged for shares of Proteostasis common stock based on the Common Stock Exchange Ratio determined in accordance with the terms of the Merger Agreement of 0.2108, which gives effect to the 1:20 Reverse Stock Split, determined as follows:

	Liability Company Units	Yumanity Common Shares Following Conversion
Preferred units	16,959,370	17,766,580
Defaulting Class B preferred units	836,319	167,264
Common units	10,255,594	10,639,608

Yumanity common shares outstanding to be exchanged		28,573,452
Exchange Ratio		0.2108

Proteostasis shares to be issued to Yumanity common stockholders		6,024,433

In addition, in connection with the Merger, Proteostasis assumed all of the outstanding options to acquire Yumanity stock and such options became exercisable for shares of Proteostasis Common Stock following the Merger; refer to Note 3.

5. Adjustments to Unaudited Pro Forma Combined Statement of Operations for the Year ended December 31, 2020

The unaudited pro forma combined statements of operations include pro forma adjustments that are (1) directly attributable to the Merger, (2) factually supportable and (3) expected to have a continuing impact on the results of operations of the combined company. Based on Yumanity management’s review of Proteostasis summary of significant accounting policies, the nature and amount of any adjustments to the historical consolidated financial statements of Proteostasis to conform to the accounting policies of Yumanity were not significant. The pro forma adjustments are as follows:

(A)

Represents an adjustment to eliminate non-recurring transaction and severance costs of $12.1 million and costs of $1.9 million related to acceleration of stock options incurred by Proteostasis in connection with the merger and recorded as expense in Proteostasis’ historical consolidated statement of operations for the period from January 1, 2020 through December 22, 2020 as these expenses are not expected to have a continuing impact on the operating results of the combined company.

(B)

Represents an adjustment to eliminate non-recurring transactional costs of $1.7 million incurred by Yumanity in connection with the merger and recorded as expense in Yumanity’s historical consolidated statement of operations for the period from January 1, 2020 through December 31, 2020 as these expenses are not expected to have a continuing impact on the operating results of the combined company.

(C)

To record $733 incremental operating lease expense related to: (1) additional expense resulting from the recalculation of rent for the remaining lease term as though the lease were a new lease at the merger date of $59; (2) annual amortization of $3.1 million adjustment to the lease right-of-use (ROU) asset for below market rent of $416; and (3) annual amortization of $1.9 million adjustment to lease ROU asset of allocation of excess purchase price over fair value of assets acquired of $258.

(D)	Represents an adjustment to eliminate non-recurring in-process research and development charge of $28.3 million related to the asset acquisition.

(E)

To reflect the weighted average shares outstanding for the period after giving effect to the issuance of Proteostasis common stock in connection with the merger. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents these pro forma adjustments giving effect to the reverse stock split, as follows (presented on a weighted average basis):

Year Ended December 31, 2020
Weighted average common shares outstanding, basic and diluted	2,354,143
Less: Weighted average common shares outstanding associated with the Private Placement	(35,923)
Weighted average common shares of Yumanity resulting from conversion of preferred units	3,163,046
Weighted average shares of Proteostasis Common Stock outstanding during the period January 1, 2020 through December 22, 2020	2,649,334

Pro forma combined weighted average number of common shares outstanding—basic and diluted	8,130,601

6. Private Placement

The unaudited pro forma combined statements include pro forma adjustments associated with the Private placement that are (1) directly attributable to the private placement and (2) factually supportable. The pro forma adjustment is as follows:

(A)	To reflect an increase in the weighted average shares outstanding for the period after giving effect to the issuance of 1,460,861 Shares of the Company’s Common Stock.